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                                                                EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Amendment No. 3 to the Registration Statement No. 333-40500 of Elastic Networks Inc. of our report dated June 16, 2000 (August 4, 2000 as to Note 15 and August 25, 2000 as to Note 17 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 17)), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Selected Historical Financial
Information" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
September 25, 2000